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Exhibit 99.q(2)

                        ALEX. BROWN INVESTMENT MANAGEMENT
                      PROXY VOTING POLICIES AND PROCEDURES

1. Background

   The policies and procedures of Alex. Brown Investment Management ("the Adviser") for voting proxies received for accounts managed by the Adviser are set forth below and are applicable if:

       . The underlying advisory agreement (or comparable written instructions) entered into with the client expressly provides that the Adviser shall be responsible to vote proxies received in connection with the client's account; or

       . In case of an employee benefit plan, the client (or any plan trustee or other fiduciary) either has not reserved the power to vote proxies in the underlying advisory agreement entered into with the client or in the client's plan documents; or

       .  For Investment Companies for which the Adviser serves as sub-adviser.

   These Proxy Voting Policies and Procedures are designed to ensure that proxies are voted in an appropriate manner and should complement the Adviser's investment policies and procedures regarding its general responsibility to monitor the performance and/or corporate events of companies that are issuers of securities held in managed accounts. Please direct any questions about these policies and procedures to Alex. Brown Investment Management.

2. Proxy Voting Policies

   The Adviser shall vote proxies related to securities held by any client in a manner that is in the best interest of the client. The Adviser shall consider only those factors that relate to the client's investment or dictated by the client's written instructions, including how its vote will economically impact and affect the value of the client's investment (keeping in mind that, after conducting an appropriate cost-benefit analysis, not voting at all on a presented proposal may be in the best interest of the client).

   Proxy votes generally will be cast in favor of proposals that:

       . Maintain or strengthen the shared interests of shareholders and management;

       .  Increase shareholder value;

       . Maintain or increase shareholder influence over the issuer's board of directors and management; and,

       .  Maintain or increase the rights of shareholders.

   Proxy votes generally will be cast against proposals having the opposite effect.

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   The proxy committee, consisting of the chief investment officer, a principal of the Adviser and a senior research analyst, is responsible for adopting guidelines that ensure that each proxy is voted in the best economic interests of the clients. These predetermined guidelines have been adopted to govern the proxy voting activities of the Adviser.

   Alex. Brown Investment Management has contracted with a third party proxy administrator to administer proxy voting and reporting for those accounts that have designated voting discretion to the Adviser. The Adviser, its employees and/or the proxy administrator shall vote in a prudent and timely fashion and only after a careful evaluation of the issue(s) presented on the ballot.

   In exercising its voting discretion, the Adviser and its employees shall avoid any direct or indirect conflict of interest raised by such voting decision. The Adviser will provide adequate disclosure to the client if any substantive aspect or foreseeable result of the subject matter to be voted upon raises an actual or potential conflict of interest to the Adviser or:

       . Any issuer of a security for which the Adviser acts as an adviser, manager, or other similar capacity; or

       . Any person with whom the Adviser has an existing, material contract or business relationship that was not entered into in the ordinary course of the Adviser's business.

   (Each of the above persons being an "Interested Person.")

   After informing the client of any potential conflict of interest, the Adviser will take other appropriate action as required under these Proxy Voting Policies and Procedures, as provided below.

   The Adviser and/or the third party proxy administrator shall keep certain records required by applicable law in connection with its proxy voting activities for clients and shall provide proxy-voting information to clients upon their written request.

   The Adviser shall take reasonable measures to inform its clients of (1) its proxy voting policies and procedures, and (2) the process or procedures clients must follow to obtain information regarding how the Adviser voted with respect to assets held in their accounts. This information will be provided to clients through the Adviser's Form ADV (Part II or Schedule H) disclosure or by separate notice to the client (or in the case of an employee benefit plan, the plan's trustee or other fiduciaries).

   Copies of the Proxy Voting Policies and Procedures, as they may be updated from time to time, are made available to clients upon their written request.

3. Proxy Voting Procedures

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A. The Portfolio Manager or Research Analyst ("Responsible Party") who most closely follows a specific company shall be designated by the Adviser to be responsible for voting the proxies related to that company. The Adviser will assume the power to vote all proxies related to the client's account if any one of the three circumstances set forth in Section 1 above regarding proxy-voting powers is applicable.

B. The proxy administrator will alert the Adviser of upcoming meetings and the Adviser will forward the proxy statement to the Responsible Party.

C. Before voting, the Portfolio Manager (or his designee) for each account will verify whether his or her voting power is subject to any limitations or guidelines issued by the client (or in the case of an employee benefit plan, the plan's trustee or other fiduciaries).

D. Before voting, the Adviser will verify whether an actual or potential conflict of interest with the Adviser or any Interested Person exists in connection with the subject proposal(s). The determination regarding the presence of any actual or potential conflict of interest shall be adequately documented, reviewed and signed off on by a Principal of the Adviser.

E. If an actual or potential conflict is found to exist, the Adviser will vote based on predetermined guidelines or will notify the client (or in the case of an employee benefit plan, the plan's trustee or other fiduciary) in sufficient detail and with sufficient time to reasonably inform the client (or in the case of an employee benefit plan, the plan's trustee or other fiduciary) of the actual or potential conflict involved.

   The Adviser will either request the client's consent to the Adviser's vote recommendation or may request the client to vote the proxy directly or through another designee of the client. The consent thereto may be received by mail, fax, electronic transmission or any other reliable form of communication that may be recalled, retrieved, produced, or printed in accordance with the record keeping policies and procedures of the Adviser. If the client (or in the case of an employee benefit plan, the plan's trustee or other fiduciary) is unreachable or has not affirmatively responded before the response deadline for the matter being voted upon, the Adviser may:

   . Cast its vote as recommended if the vote recommendation would fall against the Adviser's interest (or the interest of an Interested Person) and such vote recommendation is in the best interest of the client under the circumstances; or

   . Abstain from voting if such action is determined by the Adviser to be in the best interest of the client under the circumstances.

F. The proxy administrator at the direction of the Adviser will promptly vote proxies received in a manner consistent with the Proxy Voting Policies and Procedures stated above, the predetermined guidelines and any guidelines issued by the client

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   (or in the case of an employee benefit plan, the plan's trustee or other fiduciaries if such guidelines are consistent with ERISA).

G. In accordance with SEC Rule 204-2(c)(2), as amended, the Adviser and/or the proxy administrator shall retain the following:

   . A copy of the proxy statement;

   . A record of the vote cast;

   . A copy of any document created by the Adviser or its employees that was material in making the decision on how to vote the subject proxy;

   . A copy of any conflict consent or any other written communication
     (including emails or other electronic communications) to or from the client (or in the case of an employee benefit plan, the plan's trustee or other fiduciaries) regarding the subject proxy vote cast by, or the vote recommendation of, the Adviser; and,

   The above copies and records shall be retained for a period not less than five (5) years (or in the case of an employee benefit plan, no less than six
   (6) years).

H. Periodically the Adviser will:

     1. Verify that all annual proxies for the securities held in the client's account have been received;

     2. Verify that each proxy received has been voted in a manner consistent with the Proxy Voting Policies and Procedures and any guidelines issued by the client (or in the case of an employee benefit plan, the plan's trustee or other fiduciaries);

     3. Review the files to verify that records of the voting of the proxies have been properly maintained.